UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 28, 2019

MOLSON COORS BREWING COMPANY
(Exact name of registrant as specified in its charter)

Commission File Number: 001-14829

Delaware	84-0178360
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

1801 California Street, Suite 4600, Denver, Colorado 80202
1555 Notre Dame Street East, Montréal, Quebec, Canada H2L 2R5
(Address of principal executive offices, including zip code)

(303) 927-2337 / (514) 521-1786
(Registrant’s telephone number, including area code)

Not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbols	Name of each exchange on which registered
Class A Common Stock, par value $0.01	TAP.A	New York Stock Exchange
Class B Common Stock, par value $0.01	TAP	New York Stock Exchange
1.25% Senior Notes due 2024	TAP	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company       ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.           ☐

Item 2.02           Results of Operations and Financial Condition.
Attached as Exhibit 99.1 and Exhibit 99.2 are copies of a news release (the “Earnings Release”) and investor presentation of Molson Coors Brewing Company (the “Company”), respectively, each dated October 30, 2019, reporting the Company’s financial results for the fiscal quarter ended September 30, 2019 and other information related to the Company’s announced consolidation activities and leadership changes.  Such information, including the exhibits attached hereto, shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, except as shall be expressly set forth by specific reference in such filing.
Item 2.05           Costs Associated with Exit or Disposal Activities
As announced in the Earnings Release, on October 28, 2019, the Company made the determination to establish Chicago, Illinois as its North American operational headquarters, close its existing office in Denver, Colorado and consolidate certain administrative functions into its other existing office locations.  In connection with these consolidation activities, certain impacted employees will be extended an opportunity to continue their employment with the Company in the new organization and locations and, for those not continuing with the Company, such employees will be asked to provide transition assistance and offered severance packages in connection with their termination of service with the Company. As a result, we expect to reduce employment levels by approximately 400 to 500 employees as part of this restructuring, primarily in our existing United States, Canada and International reporting segments, as well as Corporate. The consolidation activities are expected to be substantially completed by the end of fiscal year 2021.
In connection with these consolidation activities and related organizational and personnel changes, the Company currently expects to incur certain  cash and non-cash restructuring charges related to employee relocation, severance, retention and transition costs, non-cash asset related costs, lease exit costs in connection with office leases in Denver, Colorado, and other transition activities estimated in the range of approximately $120 million to $180 million in the aggregate, the majority of which will be cash charges that will be spread through the balance of this fiscal year and fiscal years 2020 and 2021.
Certain of the statements in this Current Report on Form 8-K, including statements regarding anticipated and estimated employee relocations and related costs, office transitions, related expenses, and the timing of those actions, are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. We use words and phrases such as “expects,” “will,” “anticipated”, “estimated” and similar terms and phrases, including references to assumptions, to identify forward-looking statements. The forward-looking statements herein, including the estimated range of restructuring charges and timing of cash charges, are based on information available to us as of the date any such statements are made and we assume no obligation to update these forward-looking statements. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those described in the statements. These risks and uncertainties include, but are not limited to, the following: the potential for increased employee transition costs or difficulty retaining key employees, including as a result of market pressures or a reluctance to relocate to a new geographic area; difficulties in identifying or coming to terms with potential assignees or subtenants for leased office space; and other risk factors described from time to time in the reports, including our most recent annual report on Form 10-K and subsequent quarterly reports on Form 10-Q, we file with the Securities and Exchange Commission.

Item 5.02           Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers
On October 28, 2019, the Compensation and Human Resources Committee and the Board of Directors of the Company approved various leadership appointments, effective as of November 1, 2019.  In connection therewith, Celso L. White, the Company’s Chief Supply Chain Officer, will retire from the Company, effective November 30, 2019.  Mr. White is entitled to receive severance benefits in accordance with the Company’s U.S. Severance Pay Plan, including cash severance totaling 52 weeks of pay at his base salary, which will be payable to him over twenty-four months.  As Mr. White is eligible for retirement, certain of his equity awards will accelerate and vest  and he will be entited to post-employment extension of his health insurance benefits. In connection with his retirement, Mr. White also agreed to release any legal claims against the Company, comply with certain post-employment covenants, and hold certain information about the Company confidential, subject to exceptions to ensure compliance with applicable law.
Item 9.01           Financial Statements and Exhibits.
(d) Exhibits.
99.1	News Release of Molson Coors Brewing Company, dated October 30, 2019.
99.2	Investor Presentation, dated October 30, 2019.

Signature
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
MOLSON COORS BREWING COMPANY

Date:	October 30, 2019	By:	/s/ E. Lee Reichert
E. Lee Reichert
Chief Legal and Corporate Affairs Officer and Secretary

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